EXHIBIT 10.30

FIRECREEK PETROLEUM, INC.

17 March 2006

Professor Rusbek Bisultanov The Sahara Group Adakale sokak Kugu ap:25 daire:8 Florya Istanbul, Turkey	Dennis R. Alexander EGPI Firecreek, Inc. 6564 Smoke Tree Lane Paradise Valley, AZ 85253

Re:	Business Relationship

Gentlemen:

It is agreed that from and after this date, The Sahara Group, Inc. (“Sahara Group”) will participate with Firecreek Petroleum, Inc. (“Firecreek”) in the projects (the “Current Projects”) identified below on the basis stated below; however, Sahara Group will cease to be involved in any other projects, unless agreed to in writing by all parties of this Agreement. The basis of the participation of Sahara Group with Firecreek will be as follows:

1.	Firecreek will not pay any future expenses of Sahara Group, including fees or salary to Rusbek Bisultanov, unless specifically agreed to in writing by Firecreek prior to such expenses being incurred.

2.	Sahara Group will receive 10% of whatever ownership or net profits or other compensation that Firecreek is entitled to receive from any of the Current Projects.

3.	It is understood that Firecreek has the option, but no obligation, to complete the Current Projects.

4.	Firecreek agrees that neither it nor any affiliate, parent, subsidiary or business partner will directly or indirectly circumvent Sahara Group with respect to the Current Projects.

5.

The “Current Projects” are: the Sakhalinsk and Bugrevatovskoye production acquisitions in Ukraine, the Kamenskoye and Kamenkovsky acquisition and development projects in Kazakhstan and the Minneftegazstroi projects in Russia

The parties agree to work together in good faith to ensure successful completion of the Current Projects (subject to Firecreek’s right to elect not to proceed with one or more of the Current Projects). In light of this EGPI Firecreek, Inc. wishes to have a formal strategic meeting with Dr. Bisultanov and the respective Boards in London as soon as appropriate.

It is further agreed that at the funding of the special purpose vehicle being created to support the Kazakhstan projects, all outstanding obligations of Firecreek, including but not limited to those due Professor Rusbek Bisultanov, John R. Taylor and George B. Faulder, will be paid in full.

FIRECREEK PETROLEUM, INC.		THE SAHARA GROUP

By:		By:

	John R. Taylor, President		Rusbek Bisultanov, Chairman

EGPI FIRECREEK, INC.

By:

Dennis R. Alexander, President

6777 Camp Bowie Boulevard • Suite 215 • Fort Worth, Texas 76116
Telephone: (817) 377-1116 • Fax: (817) 377-2411 • Web Address: www.firecreek.us